UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 18, 2005

CREDO Petroleum Corporation

(Exact name of registrant as specified in its charter)

Colorado	0-8877	84-0772991
(State or other jurisdiction of incorporation)	Commission File Number	IRS Employer Identification No.

1801 Broadway, Suite 900 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 297-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	David W. Vreeman
Vice President & CFO
www.credopetroleum.com

CREDO REPORTS FIRST QUARTER 2005 EARNINGS

Lower Earnings Due to the Timing of Initial Production From New Wells

DENVER, COLORADO, March 17, 2005 – CREDO Petroleum Corporation (NASDAQ:  CRED) today reported financial results for the three months ended January 31, 2005.  Net income was $909,000 on revenue of $2,606,000.  This compares to net income of $1,165,000 on revenue of $2,850,000 last year when flush production from new wells pushed both income and production to all-time quarterly highs.  On a per diluted share basis, net income was $.15 compared to $.19 last year. Cash flow from operating activities (before changes in operating assets and liabilities) fell 8% to $1,801,000.

James T. Huffman, President said, “The timing of production from new wells is primarily responsible for lower gas production and net income this quarter compared to last year.  Last year, flush production from five new wells pushed first quarter volumes and net income to all-time highs.  By comparison, there was only one comparable new well that contributed such flush production this quarter.”

Huffman further stated, “Our drilling successes occur unevenly, and we do not attempt to time drilling or initial production from new wells to affect quarter-to-quarter financial and operating results.  For example, we carefully tested the lowest productive zone in the Skyler #1-6 well during the first quarter before moving up-hole to the current producing zone in mid-January (see separate press release today).  Had we immediately completed the higher potential zone, the Skyler would have made-up virtually all of the quarter-to-quarter production differential.”

PRODUCTION VOLUMES DECREASE

First quarter production fell 16% to 436 MMcfge (million cubic feet of gas-equivalent) compared to an all-time quarterly high last year of 518 MMcfg.  Natural gas production declined 17% to 382 MMcfg and oil production fell 10% to 9,000 barrels.

PRODUCT PRICES SHOW CONTINUED STRENGTH

Total natural gas price realizations increased 4% to $5.25 per Mcf compared to $5.03 last year.  Hedging transactions reduced wellhead prices $.59 per Mcf this year and increased them by $.18 per Mcf last year.  Wellhead oil prices increased 42% to $42.67 per barrel compared to $29.95 last year.

The company currently has open hedge positions totaling 690 MMbtu covering the months of April through September 2005 and December 2005 and January 2006.  The hedges cover approximately 50% of the company’s estimated production for April through September and 15% for December and January.  The hedge positions are comprised of 630 MMbtu of collars with a weighted average floor price of $5.98 and a weighted average ceiling price of $7.08 and 60 MMbtu in short swaps with a weighted average price of $6.37.  Subsequent to first quarter-end, hedges for February and March were closed at a small gain.  Average gas prices in the company’s market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH

At January 31, 2005, working capital was $6,305,000.  Total assets were $31,693,000 including cash and short-term investments of $6,583,000.  Stockholders’ equity was $22,364,000.  The company’s only long-term debt is a $355,000 exclusive license obligation.

OPERATIONS AND CAPITAL SPENDING

CREDO’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System.  The company believes that, in combination, these two projects provide an excellent (and possibly unique) balance for achieving its goal of adding long-lived reserves and production at reasonable costs and risks.  Capital spending for the first quarter 2005 totaled $2,377,000.  A separate press release has been made today updating drilling and Calliope results.

*          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

For 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $909,000, DD&A of $477,000, deferred income taxes of $385,000, and other of $30,000.  For 2004, such cash flow consists of net income of $1,165,000, DD&A of $429,000, and deferred income taxes of $362,000.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

Condensed Operating Information (Unaudited)	Three Months Ended January 31, 2005	Three Months Ended January 31, 2004

Revenues:
Oil and gas sales	$2,385,000	$2,605,000
Operating	159,000	137,000
Investment income and other	62,000	108,000
	2,606,000	2,850,000

Costs and expenses:
Oil and gas production	488,000	460,000
Depreciation, depletion and amortization	477,000	429,000
General and administrative	369,000	331,000
Interest	9,000	12,000
	1,343,000	1,232,000

Income before income taxes	1,263,000	1,618,000

Income taxes	(354,000)	(453,000)

Net income	$909,000	$1,165,000

Earnings per share of Common Stock - Basic	$.15	$.19

Earnings per share of Common Stock - Diluted	$.15	$.19

Condensed Balance Sheet Information	January 31, 2005	October 31, 2004

Cash and Short-Term Investments	$6,583,000	$6,889,000
Other Current Assets	2,854,000	3,128,000
Oil and Gas Properties, Net	20,797,000	19,509,000
Exclusive License Agreement, Net	390,000	408,000
Other Assets	1,069,000	1,042,000

	$31,693,000	$30,976,000

Current Liabilities	$3,132,000	$4,406,000
Deferred Income Taxes	5,167,000	4,605,000
Exclusive License Agreement Obligation	297,000	297,000
Asset Retirement Obligation	733,000	748,000
Stockholders’ Equity	22,364,000	20,920,000

	$31,693,000	$30,976,000

Item 8.01	Other Events

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	David W. Vreeman
Vice President & CFO
	Web Site:	www.credopetroleum.com

CREDO UPDATES DRILLING
AND CALLIOPE GAS RECOVERY SYSTEM ACTIVITIES

DENVER, COLORADO, March 17, 2005 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated its drilling and Calliope Gas Recovery System activities.

DRILLING RESULTS

The company drills primarily for natural gas on its 40,000 gross acre inventory located along the northern shelf of the Anadarko Basin of Oklahoma.  To date the company has drilled approximately 50 wells on its Harper and Ellis County acreage of which 62% have been completed as producers.  A substantial number of additional wells are anticipated for the area, including five wells scheduled for this summer.  In addition, the company has recently expanded into South Texas through an exploration program using 3-D seismic to define Vicksburg and Frio prospects in Hidalgo, Jim Hogg and Starr Counties.

The previously announced 9,200-foot Skyler well is located on the company’s 1,280 gross acre Gage Prospect in Ellis County, Oklahoma.  Two of three Morrow sand intervals have been tested.  Production from the second, 35-foot, interval continues to exceed expectations with daily rates of approximately 2.3 MMcf (million cubic feet of gas), 14 barrels of oil, and seven barrels of water.  Because the second sand interval was not placed on production until mid-January, the well did not make a significant production contribution to the first fiscal quarter ended January 31, 2005.  The third sand interval had the best gas show during drilling and will be tested at a later date.  CREDO owns a 51% working interest and is the operator.

The Skyler well has already produced approximately 200 MMcfe (million cubic feet of gas equivalent) and appears to be an excellent well.  Three offset wells have been scheduled on the Gage Prospect, including the Connor #1-6 which is currently drilling below 2,000 feet.

Approximately 25 miles to the north, a second exploratory well, Glacier #1-34, was drilled on the company’s 4,500 gross acre Glacier Prospect located in Harper County.  The company previously reported that the well had virgin pressure, tested high rates of gas from 11 feet of productive Morrow sands, and was shut-in awaiting pipeline construction.

In mid-February, production commenced at approximate daily rates of 3.7 MMcf and seven barrels of oil.  Subsequently, production and pressures have declined sharply with current daily production at approximately 400 Mcfg (thousand cubic feet of gas).  The well’s performance indicates either a down-hole mechanical problem or sands that are boundary restricted at this location.  Testing will be performed to assess the cause of the rapid decline.

James T. Huffman, President, said, “CREDO has drilled 50 wells in Harper and Ellis Counties and the Glacier #1-34 contains the best sand quality we have encountered, as is confirmed by the well’s high initial production rates.  We are obviously disappointed about the rapid decline in production.”

Huffman further stated, “This is only the beginning of exploration on the 4,500 gross acre wildcat prospect.  We have found a Morrow channel system that contains superb sand quality and virgin pressure.  We are uncertain as to why the sands may be boundary restricted at the Glacier #1-34 location.  However, we believe from our experience that similar high quality sands will extend over a much larger area within this channel system.  Accordingly, two offset wells are scheduled to be drilled this summer to further define the prospect’s potential.”

In South Texas, the company recently finalized an agreement to use 3-D seismic to define Vicksburg and Frio drilling prospects in Hidalgo, Jim Hogg and Starr Counties.  The company has committed $1,500,000 over two years primarily to purchase, interpret and reprocess seismic and acquire leasehold interests on drillable prospects.  CREDO will own 75% of the venture before payout and 37.5% after payout.  In addition to the cost of seismic and leases, the company expects to participate in drilling the prospects that are identified with all, or a portion, of its ownership interest.

Huffman further stated, “Our expansion into South Texas combines our financial resources and operating expertise with an exploration team that has many years of experience and a proven record of success in the area.  This new project will compliment our Northern Anadarko Shelf exploration program with the objective of sustaining our rapid production and reserve growth.”

CALLIOPE GAS RECOVERY SYSTEM

CREDO’s Calliope business is currently focused on increasing the number of Calliope installations by joint venturing with larger companies.  It was previously reported that the company has hired two highly qualified professionals to spearhead the project.  Both had very successful careers in operations and high-level management with major companies.

Huffman said, “Management’s top priority is to expand our Calliope business through joint ventures with much larger companies.  To that end, initial presentations have been made to several very large companies which have expressed a keen interest in the technology.  We are engaged in ongoing discussions with those companies, and presentations are scheduled to be made to other companies.”

*          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CREDO PETROLEUM CORPORATION
(Registrant)

Date: March 18, 2005	By:	/s/ David W. Vreeman
David W. Vreeman
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)